Exhibit 99.1

Verus International Completes Requirements for Reverse Stock Split

Gaithersburg, MD – January 12, 2021 – Verus International, Inc. (“Verus” or the “Company”) (OTC Pink: VRUS) has completed its previously announced 1-for-500 reverse stock split.

The Market Effective Date of the reverse stock split will be published by FINRA and can be accessed via FINRA’s Daily List for Over the Counter Equities. The Company has been advised that the Market Effective Date is January 13, 2021.

Following the reverse stock split, Verus shares will be issued a new CUSIP number, and the share count will be reduced from a pre-split share count of 5,982,423,674 to a post-split share count of 11,964,847.

The Company will send out a written communication to shareholders as of the record date of October 6, 2020 with additional details. For a reverse or forward split, a “D” will be placed on the ticker symbol for 20 business days. After 20 business days, the symbol will then change back to VRUS. American Stock & Transfer is the transfer agent responsible for processing this corporate action.

“This is an important step that will enable us to move forward in our previously announced discussions with M&A candidates,” explained Verus CEO Anshu Bhatnagar. “We will significantly reduce our authorized share count following this reverse stock split and will announce that lower authorized share count in a separate communication and filing. With this reverse stock split now on the calendar, we can proceed with our strategies for the future.”

About Verus International

Verus is a global, emerging multi-line consumer packaged goods (CPG) company developing branded product lines in the U.S. and on a global basis. The Company trades on the OTC market (OTC Pink: VRUS). Investors can find real-time quotes and market information for the Company on www.otcmarkets.com. Additional information is also available at the Company’s website, www.verusfoods.com, the Eliot’s Nut Butters website, www.eliotsnutbutters.com; and via the official Twitter feed @Verus_Foods, and the Pachyderm Labs subsidiary Twitter feed @PachydermLabs.

Safe Harbor Statement

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements. All forward-looking statements speak only as of the date of this press release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements are reasonable, we can give no assurance that these plans, objectives, expectations or intentions will be achieved. Forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from historical experience and present expectations or projections. Actual results could differ materially from those in the forward-looking statements and the trading price for our common stock may fluctuate significantly. Forward-looking statements also are affected by the risk factors described in the Company’s filings with the U.S. Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Contacts

Investor Contact:

MKR Group Inc.
Todd Kehrli or Mark Forney

vrus@mkr-group.com